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                                                                     EXHIBIT 2.1



                                MERGER AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION


                                    PREAMBLE

         This Merger Agreement and Plan of Reorganization is made as of August 25, 2000, between Pan Western Energy Corporation, an Oklahoma corporation, ("Parent "), IntelliReady, Inc., ("Target "), a Colorado corporation, and Pan Western Acquisition Corp. ("Subsidiary "), a Colorado corporation. In consideration of the mutual covenants, agreements, representations and warranties contained in this Merger Agreement the Parties hereto agree as follows:


                                    ARTICLE I

1. DEFINITIONS. The capitalized terms set forth below shall have the following meanings:

         "Articles of Merger" shall mean the Articles of Merger attached as
         Schedule 1.1.

         "Building" shall mean the office building located at 1857 South Boulder, Tulsa, Oklahoma, 74119 owned by the Parent which is currently under a contract of sale.

         "Business" shall mean and refer to all of the business enterprises presently conducted by Target.

         "Business Day" means a day in which banks are open for business in Denver, Colorado.

         "Clean Up" means the completion of the undertakings in the agreement between Parent and Cambrian Capital Corporations ("Cambrian") dated June 14, 2000 and amended from time to time and all schedules attached, which involves among other things the settlement of all claims and trade payables asserted against Parent, the transfer of all assets of the Parent to Cambrian except for the Partnership Interests, the Building, and the sum of $250,000 cash.

         "Closing" has that meaning set forth in Section 2.2.

         "Closing Date" has that meaning set forth in Section 2.2.

         "Closing Documents" shall mean all certificates, Parent Common Stock, and all other documents of any kind or nature that is to be delivered by Parent and Subsidiary at Closing.

         "Code" means the United States Internal Revenue Code of 1986 and the regulations thereunder as either or both are amended.

         "Current Obligations" shall mean allocations to attorneys and accountants for work performed between the date of this Agreement and Closing and accrued but unpaid payroll taxes accrued between the date of this Agreement and Closing which shall be paid in full from the proceeds from the sale of the Building and will not reduce the $250,000 which will be an asset at closing.


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         "Effective Date" means that date on which Target is merged into
         Subsidiary as evidenced by the filing of the Agreement of Merger.

         "Knowledge" or "best of knowledge" of a person means that no information has come to the attention of such person that would give such person actual knowledge of facts contrary to the existence or absence of the facts indicated and that such person has not undertaken any independent investigation to determine the existence or absence of such facts.

         "Material Adverse Change" means a change materially and adversely affecting the financial condition, business, assets or, to Target's knowledge, prospects of Target or affecting the financial condition, business assets or, to Parent's knowledge, prospects of Parent.

         "Merger" means that transaction set forth in Section 2.1.

         "Merger Agreement" means this agreement to merge Target into Subsidiary.

         "Parent Additional Common Stock " means the additional Parent Common Stock to be issued as set forth in Section 3.1 which, when issued, shall be validly issued and non-assessable.

         "Parent Common Stock " means the Parent Common Stock and the Parent Additional Common Stock which, when issued to the IntelliReady Shareholders, will be validly issued and non-assessable.

         "Parent Financial Statements" has that meaning set forth in Section 4.3 and 4.6.

         "Parent" means Pan Western Energy Corporation, an Oklahoma corporation.

         "Parent Shareholders Meeting" shall refer to the meeting of the Parent Shareholders as set forth in Section 11.2.

         "Partnership Interest " shall mean the 15% General Partnership Interest owned by Parent in the Parent 87 Production Program Partnership and the 18.5% General Partnership Interest owned by Parent in the 1986 Drilling Program Partnership.

         "Parties" shall mean Parent, Subsidiary and Target.

         "Party" means either Parent, Subsidiary or Target.

         "Subscription Agreement " shall mean the agreement attached hereto as
         Schedule 1.2 to be completed and executed by the Target Shareholders and delivered to the Parent at Closing.

         "Subsidiary" shall mean Pan Western Acquisition Corporation.

         "Surviving Corporation" means the Subsidiary.

         "Target" means IntelliReady, Inc., a Colorado corporation.

         "Target Common Stock" means all common stock owned by the Selling Shareholders which represents 100% of the issued and outstanding stock of Target.

         "Target Employment Agreements" shall refer to the Employment Agreements set forth in Schedule 4.12.


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         "Target Employment Options" shall refer to the Options granted to certain Target Employees as set forth in Schedule 4.12.

         "Target Shareholders" means the Shareholders who, as of the date of Closing, are collectively the owners of 100% of the issued and outstanding common stock of Target.

         "Tax" means tax, license, franchise or registration fee, governmental charge, withholding or assessment of any nature, including without limitation income, excise, property, franchise, sales, use and transfer taxes (including vehicle transfer taxes) imposed by any government (federal, state, or local) or any subdivision, agency, or taxing authority thereof, and any interest, penalty, or addition to tax relating thereto.

         "Transaction" means the merger, the transfer of the Target Common Stock to Subsidiary, the transfer of the Parent Common Stock and Parent Additional Common Stock to the Target Shareholders and all other undertakings provided for herein.


                                   ARTICLE II

2. MERGER AGREEMENT: EFFECT OF THE TRANSACTION.

         2.1 MERGER. At Closing, and subject to and upon the terms and conditions of this Merger Agreement, a merger shall take place (the "Merger") whereby Target shall merge with and into Subsidiary, and Subsidiary shall be the Surviving Corporation and the separate existence of Target shall cease. (The term "Surviving Corporation" appearing in this Merger Agreement denotes Subsidiary after consummation of the Merger.) Subsidiary's corporate name, existence, and all its purposes, powers, and objectives shall continue unaffected and unimpaired by the Merger, and, as the Surviving Corporation, it shall be governed by the laws of the State of Colorado and succeed to all of Target's rights, assets, liabilities, and obligations in accordance with the Colorado Business Corporation Act and pursuant to the terms of this Merger Agreement.

         2.2 CLOSING PLACE, DATE AND TIME. Consummation of the Merger (the "Closing") shall be effected as soon as practicable after all the conditions established in this Merger Agreement have been satisfied or waived. The Closing shall take place at the offices of IntelliReady, 1390 S. Potomac, Suite 136, Aurora, Colorado 80012, or such other place as the parties may agree to in writing on or before August 31, 2000 unless extended by Target at its sole discretion. The time and date of Closing are called the "Closing Date."

         2.3 ARTICLES. The articles of incorporation of Subsidiary, in effect on the Effective Date of the Merger, shall become the articles of incorporation of the Surviving Corporation. From and after the Effective Date of the Merger, said articles of incorporation, as they may be amended from time to time as provided by law, shall be, and may be separately certified as, the articles of incorporation of the Surviving Corporation.

         2.4 BYLAWS. The bylaws of Subsidiary in effect on the Effective Date of the Merger shall be the bylaws of the Surviving Corporation until they are thereafter duly altered, amended, or repealed.


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         2.5 DIRECTORS. The directors of Target on the Effective Date of the
Merger shall be the directors of the Surviving Corporation. They shall hold office until their successors have been elected and qualified. The officers of Target on the Effective Date of the Merger shall be the officers of Surviving Corporation. Each officer and director shall hold office subject to the bylaws and the pleasure of the directors of Surviving Corporation. The officers and directors of the Subsidiary shall resign as of Closing.


                                   ARTICLE III

3. CONVERSION OF SHARES.

         3.1. At Closing, Parent will issue to Target Shareholders in the aggregate 20,975,697 shares of Parent's common stock ("Parent Common Stock") and in the aggregate 58,168,095 shares of the Parent Additional Common Stock to each of the Selling Shareholders (collectively the "Consideration Shares "). The Parent shall be obligated to deliver to the Target Shareholders the Parent Additional Common Stock to the Target Shareholders in the aggregate amounts within ten days after the Shareholder Meeting described in Section 11.2 and the amendment to the Parent Articles of Incorporation described in Section 11.2.

         3.2 STOCK TRANSFER. At Closing, the stock transfer books of Target shall be closed, and thereafter no transfers of shares of Target Capital Stock shall be made or consummated.

         3.3 PAYMENT FOR SHARES. At Closing, Parent shall take all steps necessary to deliver the Parent Common Stock and, immediately after the Parent's Shareholder Meeting referred to in Section 11.2, the Parent Additional Common Stock to the Target Shareholders and the Target Shareholders shall deliver the Target Common Stock to Subsidiary to be canceled. If any certificate evidencing ownership of Target Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person who is the Shareholder who presents an executed letter of transmittal and certificates evidencing ownership of Target Common Stock at the Closing shall be immediately entitled to payment of the consideration for such stock.


                                   ARTICLE IV

4. TARGET'S REPRESENTATIONS AND WARRANTIES. Target represents and warrants to Parent and Subsidiary as follows:

         4.1 TARGET DUE ORGANIZATION. Target is a corporation duly organized, validly existing, and in good standing under Colorado law and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it.

         4.2 TARGET CAPITAL STOCK AND RIGHTS TO CAPITAL STOCK. The authorized capital stock of Target consists of 50,000,000 shares of common stock ("Common Stock") no par value and 50,000,000 shares of preferred stock, no par value. Not more than 10,000,000 shares of Common Stock are issued and outstanding. All shares are validly issued, fully paid, and non-assessable. Except as set forth in Schedule 4.2, there are not outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Target to issue any additional Target Common Stock.

         4.3 TARGET FINANCIAL STATEMENTS. Schedule 4.3 sets forth the audited balance sheet of Target as of December 31, 1999, and the related statements of income and retained earnings for the



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period ending December 31, 1999. Schedules 4.3 and 4.3(a-d) set forth the unaudited balance sheets of Target as of June 30, 2000, and the related statements of income and retained earnings for the years ending on those dates. The financial statements in Schedule 4.3 are referred to collectively as the "Target Financial Statements." The Target Financial Statements fairly present the financial position of Target in all material respects as of the respective dates of the balance sheets included in the Target Financial Statements, and the results of its operations for the respective periods indicated.

         4.4 TARGET TRANSACTIONS. Except as set forth on Schedule 4.4, to Target's knowledge, since June 30, 2000, there has not been any Material Adverse Change in the business, operations or financial condition of Target.

         4.5 TARGET DEBTS. Except as set forth on the Schedules hereto, Target has no known material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, that is not reflected or reserved against in Target's balance sheet as of June 30, 2000, included in the Target Financial Statements or set forth in Schedule
4.5 to this Merger Agreement, except for those (a) that may have been incurred after the date of that balance sheet, or (b) that are not required by generally accepted accounting principles to be included in a balance sheet. Except as described in Schedules 4.3 and 4.5, all known material debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business.

         4.6 TARGET TAX RETURNS. Within the times and in the manner prescribed by law, Target has filed all federal, state, county, and local tax returns required by law. Target has paid all, or made adequate provision for the payment of, taxes, assessments, and penalties due and payable, except such taxes, assessments and penalties, if any, that are adequately reserved against in Target's Financial Statements. The federal and state income and franchise tax returns of Target have not been audited by the Internal Revenue Service for any period and Target has not been notified that any audit is contemplated. The provisions for taxes reflected in Target's balance sheet as of December 31, 1999, are adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods. There are no present disputes as to taxes of any nature payable by Target which could reasonably result in a Material Adverse Change. The Target Tax Returns are attached as Schedule 4.6.

         4.7 TARGET TRADEMARKS. Schedule 4.7 to this Merger Agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations owned by Target, or in which it has any rights or licenses, together with a brief description of each. Target has no knowledge of any infringement or alleged infringement by others of any such trade name, trademark, service mark, or copyright. Target has no knowledge that it has infringed, or is now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in Schedule 4.7, Target is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchiser, franchisee, or otherwise, with respect to any copyrights or any trademarks, service marks, trade names, or applications. Target owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its businesses as now conducted, and that use does not, and will not violate any rights of others. Target has the right to sell or assign to Buyer all such owned trademarks, trade names, service marks, and copyrights, and all such licenses or other rights.

         4.8 TARGET INTELLECTUAL PROPERTY. Schedule 4.8 to this Merger Agreement is a complete and accurate schedule of all inventions, industrial models, processes, and designs owned by Target or in which it has any rights, licenses, or immunities. The manufacture, use, or sale of the inventions, models, designs, and systems do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation; and Target has not infringed or is now infringing on any


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patent or other right belonging to any person, firm, or corporation. Except as set forth in Schedule 4.8, Target is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula. Target has the right and authority to inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable continuation of the conduct all phases of its businesses in the manner presently conducted by it, and that use will not violate any patent or other rights of others.

         4.9 TARGET TRADE SECRETS. Schedule 4.9 to this Merger Agreement is a complete and accurate list, without extensive or revealing descriptions, of Target's trade secrets, including all secret formulas, recipes, customer lists, processes, know-how, computer programs and routines, and other technical data.
Schedule 4.9 also contains the specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

         Target is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Schedule 4.9. Target has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Target and not to be divulged or misused.

         All of these trade secrets are presently valid and protectable and are not part of the public knowledge or literature; to Target's knowledge, they have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Target.

         4.10 TARGET INTANGIBLE PERSONAL PROPERTY. Schedule 4.10 to this Agreement is a complete and accurate list of all material intangible assets, other than those specifically referred to in the Target Financial Statements or elsewhere in this Merger Agreement.

         4.11 TARGET'S TITLE TO ASSETS. To its knowledge Target has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible or intangible, which constitute all the assets and interests in assets that are necessary in the business of Target except those assets licensed or leased as set forth in Schedule 4.11. All these assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, right-of-way, covenants, conditions, or restrictions, except for (a) those disclosed in Target's balance sheet as of June 30, 2000 as contained in Schedule 4.3(c) to this Merger Agreement; (b) the lien of current taxes not yet due and payable; (c) statutory mechanics and materialmen's liens; and (d) possible minor matters that, in the aggregate, could not reasonably result in a Material Adverse Change. Neither any Target Shareholders, nor any officer, director, or employee of Target, nor any spouse, or child, of any Target Shareholder, officer or director, owns, or has any interests, directly or indirectly, in any of the real or personal property owned by or leased to Target. To Target's knowledge, Target does not occupy any real property in violation of any material law, regulation, or decree.



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         4.12 TARGET EMPLOYMENT AGREEMENTS AND OPTIONS. Schedule 4.12 to this
Merger Agreement is a list of all employment contracts and all pension, bonus, profit sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Target is a party or by which Target is bound; all these contracts and arrangements are in full force and effect, and neither Target nor, to Target's knowledge, any other party is in default under them. In addition, Section 4.12 sets forth certain options granted to Target employees. There have been no claims of defaults and, to Target's knowledge, there are not facts or conditions which if continued will result in a default under these contracts or arrangements.

         4.13 TARGET INSURANCE. Schedule 4.13 is a description of all insurance policies held by Target concerning its business and properties.

         4.14 TARGET COMPLIANCE. Except as set forth in Schedule 4.14, to Target's knowledge, Target has complied with all, and is not in violation of any, applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) materially affecting its properties or the operation of its business.

         4.15 TARGET SUITS. Except as set forth on Schedules 4.15, there is no suit, action, arbitration, or legal, administrative, or, other proceeding, or governmental investigation pending or, to Target's knowledge, threatened, against Target or any of its Business or assets. The matters set forth in Schedules 4.15, if decided adversely to Target, will not result in a Material Adverse Change. Except as set forth on Schedules 4.15, Target is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality nor is Target presently engaged in any legal action to recover monies due or damages sustained.

         4.16 CONSUMMATION BY TARGET. The execution and delivery of this Merger Agreement does not, and the consummation of the Merger will not, subject to obtaining requisite approval of the Target Shareholders, (a) violate any provision of the articles of incorporation or bylaws of Target; (b) violate any material provision of or result in the acceleration of any material obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Target is a party or by which it is bound, except for such violations or acceleration as to which requisite waivers or consents have been obtained or which would not result in a Material Adverse Change; (c) result in the termination of any license, franchise, lease, or permit to which Target is a party or by which it is bound, except for such terminations which would not result in a Material Adverse Change. After the Target Shareholders have adopted the Agreement of Merger, said board of directors and shareholders will take or will have taken all actions required by law, the articles of incorporation, the bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and to authorize the Merger.

         4.17 TARGET AUTHORITY. Target has the right, power, legal capacity, and authority to enter into and perform its respective obligations under this Agreement, and no approvals or consents of any persons other than Target and its shareholders are necessary in connection with it. The execution and delivery of this agreement by Target has been duly authorized by all necessary corporate action on the part of Target.

         4.18 TARGET INTERESTED PARTY AGREEMENTS. Except for investments of less than 5% of the equity as set forth in Schedule 4.18, neither any Target Shareholders, nor any officer, director, or employee of Target, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, or customer of Target or in any person from whom or to whom Target leases any real or personal property, or in any other person with whom Target is doing business.


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         4.19 TARGET BOOKS & RECORDS. At the request of Parent, Target will furnish to Parent for its examination, to the extent such documents exist, (a) copies of the articles of incorporation and bylaws of Target; (b) the minutes books of Target containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and Board of Directors of Target; (c) all permits, orders, and consents issued by the Colorado Secretary of State with respect to Target, and all applications for such permits, orders, and consents; (d) the stock transfer books of Target setting forth all transfers of any capital stock; and (e) the Financial Statements for Target's three most recent fiscal years.

         4.20 TARGET REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of Target contained in this Merger Agreement shall be true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. Target shall have performed and complied with all covenants and agreements required by this Merger Agreement to be performed or complied with by them on or prior to the Closing Date. Target shall have delivered to Parent certificates, dated the Closing Date, to such effect as set forth in Section 10.2.4.


                                    ARTICLE V

5. PARENT'S AND SUBSIDIARY'S REPRESENTATIONS AND WARRANTIES. Parent and Subsidiary represent and warrant to Target as follows:

         5.1 PARENT DUE ORGANIZATION. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. As of the Closing, Subsidiary will be a wholly owned subsidiary of Parent duly organized, validly existing, and in good standing under the laws of the State of Colorado. Parent has and Subsidiary will have as of the Closing all necessary corporate powers to own their respective properties and to operate their respective businesses as now owned and operated by them.

         5.2 PARENT CAPITAL. The authorized capital stock of Parent consists of 25,000,000 shares of $.01 par value common stock of which 4,024,303 shares of common stock are currently issued and outstanding excluding the Consideration Shares and 25,000,000 shares of "blank check Preferred" at $.05 par value of which none is currently issued and outstanding. All of the issued and outstanding stock of Parent are now, and the Consideration Shares when issued, will be duly and validly issued, fully paid and non-assessable and are not subject to any preemptive rights. Except as set forth in this Merger Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Parent to issue or to transfer from treasury any additional shares of its capital stock of any class. Parent does not have outstanding any shares of Parent Capital Stock that have liquidation, dividend or other preference senior to the Parent Common Stock; and prior to Closing, Parent, will not issue a series of Parent capital stock that has a liquidation, dividend or other preference or restriction senior to the Parent Common Stock.

         5.3 SUBSIDIARY CAPITAL. The authorized capital stock of Subsidiary consists of 1000 shares of no par value common stock of which 1000 shares of common stock are currently issued and outstanding. All of the issued and outstanding stock of Subsidiary are duly and validly issued, fully paid and non-assessable, and are owned by Parent. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Subsidiary to issue or to transfer from treasury any additional shares of its capital stock of any class.

         5.4 PARENT AUTHORIZATION. Parent and Subsidiary have the corporate power to execute and deliver this Merger Agreement and have taken (or by the Closing Date will have taken) all actions


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

required by law, their articles of incorporation, their bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby. This Merger Agreement is a valid and binding agreement of Parent and Subsidiary enforceable in accordance with its terms.

         5.5 CONSUMMATION BY PARENT. The execution and delivery of this Merger Agreement do not, and the consummation of the Merger will not, (a) violate any provision of the articles of incorporation or bylaws of Parent or of Subsidiary;
(b) violate any provision of or result in the acceleration of any obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Parent or Subsidiary is a party or by which either is bound; (c) result in the termination of any license, franchise, lease, or permit to which Parent or Subsidiary is a party or by which either is bound; or (d) violate or conflict with any other restriction of any kind or character to which Parent or Subsidiary is subject. After the boards of directors of Parent and Subsidiary and the shareholder(s) of Subsidiary have adopted the plan of merger as set forth in this Merger Agreement, said boards of directors and shareholder(s) will take or will have taken all actions required by law, their respective articles of incorporation, their bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and to authorize the Merger.

         5.6 PARENT MATERIAL SHAREHOLDERS. Schedule 5.6 sets forth a list of the name and address of all Parent Shareholders owning over 5% of the issued and outstanding shares of stock of Parent just prior to closing.

         5.7 PARENT SUBSIDIARIES. Other than the Subsidiary or as set forth on
Schedule 5.7, Parent does not have any subsidiaries or affiliates or own any interest in any other enterprise (whether or not such enterprise is a corporation).

         5.8 PARENT DIRECTORS AND OFFICERS. Schedule 5.8, annexed hereto, contains the names and titles of all directors and officers of Parent as of the date of this Merger Agreement.

         5.9 PARENT FINANCIAL STATEMENTS. Schedule 5.9(a-d), annexed hereto and incorporated herein by this reference, consists of the audited financial statements of Parent as of December 31, 1997, December 31, 1998, December 31, 1999, and 6 month interim statement dated June 30, 2000, containing the balance sheets of Parent and the related statements of income and retained earnings for the periods then ended. The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Parent throughout the period indicated, and fairly present the financial position of Parent as of the dates of the balance sheet included in the financial statements, and the results of operations for the periods indicated.

         5.10 PARENT ABSENCE OF CHANGES. Since June 30, 2000, and except for the Clean Up, and as of Closing there has not been any change in the financial condition or operations of Parent, except that approximately $12,500 will have been expended in connection with this transaction which amount shall be paid by Parent prior to Closing and shall not reduce the $250,000 of cash on hand at closing.

         5.11 PARENT ABSENCE OF UNDISCLOSED LIABILITIES. Since the date of the balance sheets included in Schedule 5.9(a-d), there has not been any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, except as described in Schedule 5.9 above. As of Closing the only liability of Parent or Subsidiary will consist of a real estate tax obligation and the mortgage on the Building, which will be paid upon the sale of the Building, not in excess of $5,000 and Current Obligations which will not be in excess of $25,000. The real estate taxes and the Current Obligations will be paid in full from the net proceeds from the sale of the Building.

         5.12 PARENT TAX RETURNS. Within the times and in the manner prescribed by law, Parent has filed all federal, state, county, and local tax returns required by law. Parent has paid all, or made adequate provision for the payment of, taxes, assessments, and penalties due and payable, except such taxes, assessments and penalties, if any, that are adequately reserved against in Parent's Financial Statements. The federal and state income and franchise tax returns of Parent have not been audited by the Internal Revenue Service for any period and Parent has not been notified that any audit is contemplated. The provisions for taxes reflected in Parent's balance sheet as of December 31, 1999, are adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods. There are no present disputes as to taxes of any nature payable by Parent which could reasonably result in a Material Adverse Change. The Parent Tax Returns for the years ending December 31, 1999, December 31, 1998, and December 31, 1997 are attached as Schedule 5.12.

         5.13 PARENT INVESTIGATION OF FINANCIAL CONDITION. Without in any manner reducing or otherwise mitigating the representations contained herein and in addition to the investigation rights provided for in Section 15.2, Target shall have the opportunity to meet with Parent accountants and attorneys to discuss the financial condition of Parent. Parent shall make available to Target all books and records of Parent.

         5.14 PARENT TRADE NAMES AND RIGHTS. Parent does not use any trademark, service mark, trade name, or copyright in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. No person owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of Parent's business.

         5.15 PARENT COMPLIANCE WITH LAWS. Parent has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, laws affecting the environment, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business and issuance of its securities.

         5.16 PARENT FILING REQUIREMENTS. Parent has delivered to Target accurate and complete copies of the "Parent SEC Documents. " As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (a) each of the Parent SEC Documents compiled in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements misleading. Parent is and has been subject to the requirements of the Exchange Act and has timely filed all required forms, reports, statements and documents with the SEC since December 31, 1997, all of which have compiled in all material respects with all applicable requirements of the Securities Act and the Exchange Act except as set forth in Schedule 5.16

         5.17 PARENT TRADEABLE STOCK. Parent Stock is qualified to be publicly traded in all states of the United States except those listed on Schedule 5.17.

         5.18 PARENT LITIGATION. Except as set forth in Schedule 5.18 Parent and its shareholders, officers, directors and agents are not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Parent, threatened against or affecting Parent or its business, assets, or financial condition which would have a Material Adverse Effect on Parent. Parent is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department agency, or instrumentality. Parent is not engaged in any legal action to recover monies due to it.

         5.19 PARENT ASSETS. Parent has good and marketable title to all of its property free and clear of any and all liens, claims and encumbrances. At Closing, Parent assets shall consist solely of the Building, which is subject to a contract for sale with a purchase price in excess of all outstanding mortgages, tax assessments and other liens or encumbrances against the Building, the Partnership Interests and $250,000 cash.

         5.20 PARENT MATERIAL CONTRACTS. Except as otherwise disclosed in
Schedule 5.20, Parent has no material contracts to which it is a party or by which it is bound.

         5.21 PARENT AND SUBSIDIARY ARTICLES OF INCORPORATION AND BYLAWS. Not less than ten business days prior to the Closing Date, Parent will deliver to Target true and complete copies of its Articles of Incorporation (certified by the Secretary of State of Oklahoma) and Bylaws (certified by its corporate secretary) as then in effect for Parent and similar documents for the Subsidiary.

         5.22 PARENT PARTNERSHIP INTEREST. The Parent owns the Partnership Interests free and clear of any claim by any other person or entity. Specifically, and without limiting the foregoing, there are no defaults pursuant to the relevant partnership agreement, the Parent as general partner of each of the Partnership has fully and faithfully performed all of the requirements imposed on it by virtue of applicable laws, and the respective partnership agreements. There is no environmental or other contamination of any property owned, leased, or operated by the Partnerships.

         5.23 PARENT BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Parent or Subsidiary is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Transaction.

         5.24 PARENT DISCLOSURE. Neither this Merger Agreement nor any schedule or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Parent or the Subsidiary in connection with the Transaction, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

         5.25 PARENT AND SUBSIDIARY BEST EFFORTS. Parent and Subsidiary will use their best efforts to timely apply for and obtain all permits, consents and approvals, if any, and to complete any due diligence deemed necessary by Target in order to complete the Transaction by the Closing Date. Parent and Subsidiary will execute and deliver such instruments and take such other action as may be reasonable or appropriate to carry out the Transition and the intentions of this Merger Agreement.

         5.26 CONFIDENTIALITY. Parent and Subsidiary agree that, unless the Closing has been consummated, Parent, Subsidiary, and their respective officers, directors and other representatives will hold in strict confidence and will not use to the detriment of Target any and all data and information obtained from Target in connection with this transaction or Merger Agreement with respect to the business of Target, except as such disclosure may be required by law or governmental authorities.

         5.27 PARENT AND SUBSIDIARY LEGAL OPINION. Target shall have received a legal opinion from Parent's counsel substantially to the effect of Schedule 5.27.

         5.28 PARENT REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of Parent contained in this Merger Agreement shall be true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. Parent shall have performed and complied with all covenants and agreements required by this Merger Agreement to be performed or complied with by them on or prior to the Closing Date. Parent shall have delivered to Target certificates, dated the Closing Date, to such effect as set forth in Section 10.1.2.


                                   ARTICLE VI

6. TARGET'S OBLIGATIONS BEFORE CLOSING. Target covenants that from the date of this Merger Agreement until the Closing as follows:

         6.1 ACCESS TO TARGET. Parent and its counsel, accountants, and other representatives shall have full access upon reasonable notice during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Target. Target shall furnish or cause to be furnished to Parent and its representatives all data and information concerning the business, finances, and properties of Target that may reasonably be requested.

         6.2 CONTINUATION OF TARGET BUSINESS. Target will use commercially reasonable efforts to carry on its business and activities diligently and in substantially the same manner as they have previously been carried out, and shall not make or institute any unusual or novel methods of management, accounting, or operation that will vary materially from those methods by Target as of the date of this Merger Agreement.

         6.3 PRESERVATION OF TARGET BUSINESS RELATIONS. Target will use commercially reasonable efforts, without making any commitments on behalf of Parent, to preserve its business organization intact until the Closing, to keep available its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it.

         6.4 TARGET CAPITAL STOCK. Target's total issued and outstanding capital stock will not exceed a total of 10,000,000 shares of no par value common stock including the shares currently issued. Except in connection with the hiring of additional employees and except in connection with the completion of Target's Private Placement currently being undertaken, Target will not prior to the Closing (a) amend its Articles of Incorporation or bylaws, (b) issue or acquire any shares of its capital stock, (c) issue or create any warrants, obligations, subscription, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class may be directly or indirectly authorized, issued, or transferred from treasury, or (d) agree to do any of the acts listed above. At Closing, Target will have no more than 10,000,000 shares issued and outstanding.

         6.5 TARGET INSURANCE. Target will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

         6.6 TARGET COMPENSATION. Target will not make any compensation decisions outside the ordinary course of its business except for hiring additional employees and consultants in furtherance of its business.

         6.7 TARGET GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful completion of the Transaction shall have been obtained.

         6.8 TARGET THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any contracts or other agreements that may be required in connection with the performance by Target of its obligations under this Agreement or the continuance of such contracts or other agreements without material modification after the Closing Date shall have been obtained.

         6.9 TARGET LITIGATION. No action, suit or proceeding shall have been instituted against Target before any court or governmental or regulatory body, or instituted by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the Transaction or to seek damages or an order in connection with such transactions, or that has or could reasonably be expected to have, a Materially Adverse Effect on the Target Assets or the Business.

         6.10 NO TARGET MATERIAL ADVERSE CHANGE. There shall be no Material Adverse Change in the Business or the Target Assets taken as a whole, financial or otherwise, or, to either Target's Knowledge, Target's customers, regardless of reason, including those changes that are as a result of any legislative or regulatory change, revocation of any Permits, licenses or rights to do business, failure to obtain any Permit at the normal time or in the manner applied for by Target, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or otherwise, and Target shall have delivered to Parent a certificate, dated the Closing Date, to such effect.

         6.11 TARGET SUBSCRIPTION AGREEMENT. Before or at Closing, Parent shall have received from the Target Shareholders the Subscription Agreement for the Parent Common Stock and the Parent Additional Common Stock in the form attached hereto as Schedule 1.4.

         6.12 TARGET BOOKS AND RECORDS. Parent shall have received the books, books of account, papers, records, correspondence and instruments of, or relating to, the Target Assets and/or Business.

         6.13 TARGET COPIES OF BUSINESS RECORDS. Parent shall have received copies of the books of account, papers, records, correspondence and instruments of, or relating to, the Target Assets and/or Business and reasonably requested by Parent or its accountants prior to Closing. The receipt of such information shall not, in any manner, limit Parent's right to access set forth in Section 15.2.

         6.14 TARGET RESOLUTIONS. There shall have been delivered to Parent a copy of the resolutions duly adopted by the Board of Directors and Target Shareholders, authorizing and approving the execution and delivery by the Target of this Merger Agreement, and the completion by Target of the Transaction, certified by the secretary of the Target, dated as of the Closing Date.

         6.15 TARGET CERTIFICATES, ETC. There shall have been delivered all certified resolutions, certificates, documents, or instruments with respect to Target's authority and such other matters as Parent's counsel may have reasonably requested prior to the Closing Date substantially in the form of
Schedule 10.2.4.

         6.16 APPROVAL OF COUNSEL TO PARENT. All actions and proceedings hereunder and all documents or other papers required to be delivered by Target hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by Pray, Walker, Jackman, Williamson & Marlar, counsel to Parent, as to their form, which approval shall not be unreasonably withheld or delayed.

                                   ARTICLE VII

7. PARENT'S OBLIGATIONS BEFORE CLOSING.

         7.1 FORMATION OF SUBSIDIARY. Parent covenants that prior to the Closing, Parent shall cause Subsidiary to be formed.

         7.2 REQUIRED FILINGS. By Closing, Parent will file any required documents with the SEC, NASD, Standard & Poors, as well as all other filings required by law or regulation to be made with any federal, state or private agency. As soon as possible, but no later than 3 business days after the Parent audited financial statements are filed, Parent shall mail such financial statements and all material filings made to all Parent shareholders.

         7.3 CLEAN UP. Parent shall fully complete the Clean Up and have paid and received unconditional releases from all creditors except for Current Obligations.

         7.4 ABSENCE OF LIABILITIES. Parent shall have no liabilities except for Current Obligations and Parent shall have taken all steps to satisfy all other creditors and received unconditional releases from them.

         7.5 COMPLIANCE. Parent shall have completed all undertakings and made all regulatory filings as set forth in this Merger Agreement.

         7.6 TERMINATION OF AGREEMENTS. Except as disclosed on Schedule 7.6, prior to Closing, Parent shall have legally terminated or cancelled all Employment Agreements, Options, Warrants and other agreements, commitments, or obligations and shall provide Target written documentation of such terminations or cancellations including any necessary third party consents.

         7.7 ASSETS. Parent shall have no assets other than the Building, the Partnership Interests and $250,000 cash.

         7.8 FORM 14f. As soon as reasonably practical, and in no event more that ten (10) business days following Closing, Parent shall have prepared, filed with the Securities and Exchange Commission, and delivered to all Parent Shareholders a form 14f-1 information statement as required by the Securities and Exchange Commission.

         7.9 PARENT STOCK ISSUANCE. Between the date of the Merger Agreement and the Closing neither Parent nor Subsidiary shall issue or grant to any person or entity the right to receive any Parent Common Stock, Parent Preferred Stock, Subsidiary Common Stock, or Subsidiary Preferred Stock.

         7.10 PARENT AND SUBSIDIARY RESOLUTIONS. There shall have been delivered to Target a copy of the resolutions duly adopted by the Board of Directors and Parent Shareholders, authorizing and approving the execution and delivery by the Target of this Merger Agreement, and the completion by Parent and Subsidiary of the Transaction, certified by the secretary of the Parent and Subsidiary, dated as of the Closing Date.

         7.11 PARENT CERTIFICATES, ETC. There shall have been delivered all certified resolutions, certificates, documents, or instruments with respect to Parent's authority and such other matters as Target's counsel may have reasonably requested prior to the Closing Date substantially in the form of
Schedule 10.1.2.

         7.12 APPROVAL OF COUNSEL TO TARGET. All actions and proceedings hereunder and all documents or other papers required to be delivered by Target hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by David A. Groom., counsel to Target, as to their form, which approval shall not be unreasonably withheld or delayed.

         7.13 DIRECTORS EXECUTION OF CONDITIONAL RESIGNATION. Each Director shall execute a conditional resignation substantially in the form of Schedule 7.13.


                                  ARTICLE VIII

8. CONDITIONS PRECEDENT TO PARENT'S OBLIGATION TO CLOSE

         8.1 CONSUMMATION. Parent's obligation to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of all the conditions set out below in this Article VIII. Parent may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute waiver by Parent of any of its other rights or remedies, at law or in equity, if Target shall be in default of any of its representations, warranties, or covenants under this Merger Agreement. Should any condition not be met or unwaived, Parent and Target may elect to proceed with the Closing and reduce the Cash in the amount of $250,000 at Closing to an agreed amount.

         8.2 ACTS COMPLETED. Each of the acts and undertakings of Target to be performed on or before the Closing Date pursuant to the terms of this Merger Agreement shall have been duly performed.

         8.3 RESOLUTIONS. Target shall have furnished Parent with a copy, certified by Target's secretary, of (1) a resolution or resolutions duly adopted by Target's board of directors authorizing and approving this Merger Agreement and directing that it be submitted to a vote of the Target Shareholders; and (2) a resolution or resolutions adopting this Merger Agreement, duly approved by the holders of all of the outstanding shares of common stock of Target, substantially in the form of Schedule 8.3.

         8.4 REPRESENTATIONS. All of the representations and warranties of Target contained in this Merger Agreement shall be true in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of that date; and Parent shall have received at the closing a certificate, dated the Closing Date and executed by the president or a vice president of Target, containing a representation and warranty to that effect.

         8.5 SHAREHOLDER SUBSCRIPTION AGREEMENT. All Target Shareholders have completed, executed, and delivered Subscription Agreements to the Parent.

         8.6 TARGET LEGAL OPINION. Parent shall have received a legal opinion from counsel to Target substantially to the effect of Schedule 8.6.

         8.7 FILING. The Articles of Merger shall have been filed in the office of the Secretary of State of the State of Colorado or other office of each jurisdiction in which such filings are required in order for the Merger to become effective, or Parent shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

         8.8 CHANGES. During the period from June 30, 1999, to the Closing Date, there shall not have been any Material Adverse Change.

                                   ARTICLE IX

9. CONDITIONS PRECEDENT TO TARGET'S OBLIGATION TO CLOSE

         9.1 CONSUMMATION. Target's obligation to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of all the conditions set out below in this Article IX. Target may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute waiver by Target of any of its other rights or remedies, at law or in equity, if Parent shall be in default of any of its representations, warranties, or covenants under this Merger Agreement.

         9.2 ACTS COMPLETED. Each of Parent's and Subsidiary's acts and undertakings to be performed on or before the Closing Date pursuant to this Merger Agreement shall have been performed.

         9.3 COMPLETION CLEAN UP. Parent shall have fully completed the Clean
Up.

         9.4 RESOLUTIONS. Parent shall have furnished Target with certified copies of (1) resolutions duly adopted by the board of directors of Parent and the board of directors of Subsidiary authorizing and approving the execution and delivery of this Merger Agreement and authorizing the consummation of the transactions contemplated by this Merger Agreement, and (2) resolutions duly adopted by Parent as sole shareholder of Subsidiary, authorizing this Merger Agreement substantially in the form of Schedule 9.4.

         9.5 REPRESENTATIONS. The representations and warranties of Parent and Subsidiary contained in this Merger Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date; and Target shall have received at the closing a certificate, dated the Closing Date and executed on behalf of Parent or Subsidiary, as the case may be, by its president or any vice president, containing a representation and warranty to that effect.

         9.6 FILING. The Agreement of Merger shall have been filed in the office of the Secretary of State of the State of Colorado or other office of each jurisdiction in which such filings are required in order for the Merger to become effective, or Target shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

         9.7 FORM AND SUBSTANCE. The form and substance of all certificates, instruments, opinions, and other documents delivered to Target under this Merger Agreement shall be satisfactory in all reasonable respects to Target and its counsel.

         9.8 TERMINATION OF EMPLOYMENT AGREEMENTS. All Employment Agreements or similar agreements of any kind between the Parent and any current or former employees shall have been terminated and no party to any such agreements shall have released all claims that they may have against the Parent, the Subsidiary and any and all officers, directors, agents or other Employees of Parent or the Subsidiary.

         9.9 TERMINATION OF WARRANTS. Except as disclosed on Schedule 9.9, all Holders of any warrants or similar rights have terminated such warrants or similar agreements and the holders thereof shall have no rights or claims thereunder. Such terminations shall be evidenced by a release by all holders thereof.

         9.10 TERMINATION OF OPTIONS. Except as disclosed on Schedule 9.10, all Holders of options or similar rights have terminated such options or similar agreements and the holders thereof shall have no rights or claims thereunder. Such terminations shall be evidenced by a release by all holders thereof.

         9.11 ABSENCE OF OBLIGATIONS. Except for the Current Obligations, Parent and Subsidiary shall have no creditors or other persons or entities who have, or may assert any claim against the Parent, the Subsidiary, the Target, the Target Shareholders, any officer, director, agent or employee of the

Parent, the Subsidiary or the Target or any other person or entity directly or indirectly related to the parties hereto.

         9.12 FORM 14f. Parent shall have prepared a Form 14f-1 information statement as required by the Securities and Exchange Commission in full compliance with the Exchange Act, applicable Rules and Regulations, and shall have filed the Form 14f-1 with the Securities and Exchange Commission and delivered same to all shareholders of Parent at least 10 days prior to the Shareholders Meeting referred to in Section 11.2.

         9.14 ASSETS AT CLOSING. Parents assets at Closing shall consist of the Building, the Partnership Interests, and the $250,000 cash.

         9.15 CONDITIONAL RESIGNATIONS. Parent shall have delivered the conditional resignations signed by each of the directors.


                                    ARTICLE X

10. ACTIONS TO BE TAKEN AT THE CLOSING. The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

         10.1 AT CLOSING - PARENT SHAREHOLDER. At Closing Parent and Subsidiary shall;

                  10.1.1 Deliver the Parent Common Stock to the Target Shareholders.

                  10.1.2 Parent shall deliver to Target a closing certificate certifying all matters set forth in Article V and certify the truth and accuracy of all matters set forth in Article VII as of Closing dated the Closing Date, and the performance of all requirements of Parent set forth in Article IX in a form substantially similar to Schedule 10.1.2 attached. Said certificate shall be signed on behalf of Parent by an executive officer of Parent.

                  10.1.3 Parent and Subsidiary shall deliver to Target copies of Parent and Subsidiary resolutions certified as required by Section 9.4.

                  10.1.4 Counsel to Parent shall deliver the Parent legal opinion substantially in the form set forth in
                           Schedule 5.27.

                  10.1.5 Deliver to Target all further documentation and certificates of compliance and completion of all requirements to be performed by Parent as set forth herein.

                  10.1.6 Deliver to Target evidence of the completion of all undertakings set forth herein and certifications signed by executive officer of Parent attesting to same.

         10.2 AT THE CLOSING TARGET AND SELLING SHAREHOLDERS. At Closing the Selling Shareholders and Target respectively shall:

                  10.2.1 Each Selling Shareholders shall deliver the Target Common Stock owned by each of them together with a Stock Power duly executed and attested to conveying the Target Common Stock to Parent.

                  10.2.2 Each Selling Shareholder shall deliver to Parent the Subscription Agreement for the Parent Stock and the Parent Additional Stock.

                  10.2.3 Target shall either (a) deliver the written consents to the assumption by Parent of its contracts identified on Schedule 10.2.3 (the "Assumed Contracts"), or (b) if Target will not be released from liability under the Assumed Contracts, the Parties shall execute assignment agreements reasonably satisfactory to Parent and Target.

                  10.2.4 Target shall deliver to Parent a closing certificate certifying all matters set forth in Article IV certifying the truth and accuracy of all matters set forth in Article VI as of Closing dated the Closing Date and the performance of all requirements of Target set forth in Article VIII, in a form substantially similar to Schedule 10.2.4 attached. Such certificate shall be signed on behalf of Target by an executive officer of Target .

                  10.2.5 Target shall deliver to Parent and Subsidiary copies of Target resolutions certified as required by Sections 6.14.


                                   ARTICLE XI

11. POST CLOSING.

         11.1 PARENT FILINGS. Parent will comply, on a timely basis, with all federal and state securities laws. Specifically, Parent agrees to file a Form 8-K within six (6) business days after the Closing date. Such Form 8-K shall include a thorough description of Parent, this transaction and all required financial statements. In addition, Parent shall obtain a listing for the combined companies in Standard & Poors immediately after the Closing Date using the symbol. All disclosures made to the public through: (a) the Standard & Poors Listing (b) the SEC filings, (c) due diligence packages to brokers, or made by any other means shall not contain any untrue statement of material fact or omit any material fact which would cause the facts presented to be misleading.

         11.2 PROXY. Parent shall file with the Securities and Exchange Commission a Proxy Statement for a Parent Shareholder Meeting to be held as soon as reasonable after the Closing and after approval thereof by mail or otherwise properly deliver to all Shareholders of the Parent immediately after Closing a notice of a Special meeting of the Shareholders of Parent to vote on the following:

                  11.2.1 Increasing the authorized Parent Common Stock to 100,000,000 million shares, no par value and increasing the Parent Preferred Stock to 50,000,000 shares, no par value.

                  11.2.2   Changing the name of the Parent to IntelliReady, Inc.

                  11.2.3 Redomesticating the domicile of the Parent to Colorado.

                  11.2.4 Electing the persons to the Board of Directors of the Parent as nominated by Target.

                  11.2.5 Declaring and implementing a reverse 1 for 8.0485255 stock split so that for each 8.0485255 shares of stock held by a Parent Shareholder after Closing the Parent Shareholder shall receive 1 share and after issuance of the 58,168,095 shares of the Parent Additional Common Stock the Shareholders shall receive 1 share of the Parent Common Stock for each 8.0485255 shares of Parent Additional Common Stock. Normal rounding rules shall apply. Following the Reverse Stock split the holders of Parent Common Stock at Closing shall own in the aggregate 500,000 shares of the Parent's Common Stock. The Selling Shareholder shall own in the aggregate approximately 9,833,333 shares of the Parent's Common Stock. There shall be, at the completion of the transaction, 10,333,333 shares of the Parent Common Stock issued and outstanding excluding the Target Employee Options.

                  11.2.6 Ratifying and adopting all actions of the officers and directors of the Parent to date.

                  11.2.7 Adopting an Equity Incentive Plan substantially in the form of the IntelliReady Equity Incentive Plan.

                  11.2.8 All other actions to properly come before the Shareholders Meeting.

         11.3 ISSUANCE OF PARENT ADDITIONAL COMMON STOCK. Subsequent to the Parent Shareholder Meeting set forth in Section 11.2 hereof, Parent agrees to issue to the Target Shareholders the Parent Additional Common Stock in the aggregate number of 58,168,095 and prior to the Reverse Stock Split set forth in
Section 11.2.5 shares to each of the Target Shareholders set forth in Schedule
1.2

         11.4 SHARES POST SPLIT. Subsequent to the Shareholders meeting set forth in Sections 11.2 and 11.3 and the completion and approval of the Reverse Stock Split set forth in Section 11.2.5 the Parent shall take all steps reasonably necessary to fully implement the stock split set forth herein.


                                   ARTICLE XII

12. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

         12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement and any Schedules attached hereto shall not survive the Closing.

         12.2 FEES AND EXPENSES. In the event of any dispute or controversy between any of the parties to this Agreement, the prevailing party in such dispute shall, in addition to any other remedies the prevailing party may obtain in such dispute, be entitled to recover from the other party all of its reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its rights hereunder.

         12.3 LITIGATION SUPPORT. If, and for so long as, any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated hereunder, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, unless the contesting or defending party is entitled to indemnification therefore under this Article XII.

         12.4 INDEMNIFICATION. Target or its' successor in interest shall indemnify, save and hold harmless the Parent's Board of Directors from any claim, cause of action or litigation arising as a result of this Transaction; provided, however, that Target or its' successor in interest will not indemnify the Board of Director's for any claim, cause of action or litigation resulting from or relating to any item that should have been disclosed on a Schedule hereto or involves a matter that was not actually disclosed to the Target in written documentation.


                                  ARTICLE XIII

13. RESERVED


                                   ARTICLE XIV

14. REMEDIES.

         14.1 GOOD FAITH EFFORTS TO SETTLE DISPUTES. Each of the Parties agrees that, prior to commencing any litigation against the other concerning any matter with respect to which such Party intends to claim a right of indemnification in such proceeding, such Parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute.

         14.2 PARENT FAILURE TO CLOSE. If Parent or Subsidiary is in default of any of the provisions of this Merger Agreement as of the Closing Date, Parent, as liquidated damages, shall pay the sum of $25,000 in consideration for the costs and expenses incurred by Target in connection with the Transaction to Target as liquidated damages which amount shall be the sole and exclusive remedy of Target for a default by Parent or Subsidiary as provided for in this Section
14. Payment of liquidated damages is not to be construed as a penalty, but as a reasonable forecast of the actual damages which Target would suffer.

         14.3 TARGET FAILURE TO CLOSE. If Target is in default of any of the provisions of this Merger Agreement as of the Closing Date, Target, as liquidated damages, shall pay the sum of $25,000 in consideration for the costs and expenses incurred by Parent and Subsidiary in connection with the Transaction to Parent as liquidated damages which amount shall be the sole and exclusive remedy of Parent and Subsidiary for a default by Target as provided for in this Section 14. Payment of liquidated damages is not to be construed as a penalty, but as a reasonable forecast of the actual damages which Parent and Subsidiary would suffer.

         14.4 SOLE REMEDY. The foregoing specific remedies shall be the only remedies of the Parties and shall constitute the Parties Sole Remedy after Closing or otherwise pursuant to this Merger Agreement and shall be in lieu of all claims of any nature and kind, whether in law or in equity and in lieu of any claim based on any legal theory including but not limited to remedies based on contract or tort law and shall be in lieu of any claim for monetary damages whether actual or special based on any claim for relief.


                                   ARTICLE XV

15. ADDITIONAL PROVISIONS

         15.1 NOTICE OF EVENTS. All parties shall promptly notify the other parties with reasonable specificity of: (1) any event, condition or circumstance occurring from the date hereof through the Closing

Date that would constitute a violation or breach of this Agreement; or (2) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the Ordinary Course of Business which would not render any of the representations, warranties or other agreements of Target or Parent materially misleading.

         15.2 EXAMINATIONS AND INVESTIGATIONS.

                  15.2.1 Prior to the Closing Date, during normal business hours between 9:00 a.m. and 5:00 p.m., Mountain Daylight Savings Time, Monday through Friday, or such other hours as to which the parties mutually agree, any party shall be entitled, through their employees and representatives, including counsel, lenders, appraisers and accountants, to make such investigation of the assets, properties, business and operations of the Business, and such examination and copies of the books, records and financial condition of the Business as the other party wish. Each party shall cause all such employees, representatives, counsel, lenders, appraisers and accountants to execute on behalf of themselves and their respective representatives agreements to keep all information so obtained confidential. No review, examination or investigation by either party shall diminish or obviate any of the representations, warranties, covenants or agreements of Target, Subsidiary or Parent under this Agreement.

                  15.2.2 If this Agreement terminates because of the failure of a party to close: (a) Parent shall return all confidential information and shall not use in any manner any information or documents obtained from Target concerning the Business or the Target Assets, unless readily ascertainable from public or published information, or trade sources, or subsequently developed by Parent independent of any investigation of the Business, or received from a third party not under an obligation to Target or Target to keep such information confidential, and (b) any documents obtained from Target or Target shall be promptly returned to it.

         15.3 REVIEW OF REVISED SCHEDULES AND INFORMATION. At any time prior to Closing, either party shall have the right to revise any schedule or make further disclosure, as well as to make any disclosure as herein provided or referenced and the other party shall have a period of ten business days to review any revised Schedule or further disclosure made by Target or Target solely with respect to the Schedule so revised or the new information so disclosed, provided, however such ten day review period shall not apply to extend the Closing Date if the new information disclosed on any schedule or the further disclosure is not of a material nature adverse to the other party in its reasonable determination and further provided that in any event the Closing Date will not be extended beyond September 30, 2000, unless the Target extends the Closing in its sole discretion.

         15.4 NO NEGOTIATION BY PARENT. Between the date hereof and the earlier of (1) the Closing Date; and (2) the date of termination of this Agreement, Parent shall not, directly or indirectly:

                  15.4.1 Solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person (other than Target) relating to any acquisition or purchase of assets of, or any interest in, the Parent or any exchange offer, merger, consolidation, purchase of assets, liquidation, dissolution or similar transaction involving the Parent Assets (each, an "Acquisition Proposal");

                  15.4.2 Enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Person (other than Target and its representatives) any information with respect to the Parent, other than in the Ordinary Course of Business; or

                  15.4.3 Otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than Target) to do or seek any of the foregoing.

                  15.4.4 Parent will notify Target immediately if any such Acquisition Proposal is received subsequent to the date of this agreement or if any such discussions, negotiations or other events occur or are sought to be initiated, and such notice will set forth in detail the terms or other particulars thereof. As used herein, Acquisition Proposal shall refer to any proposal to acquire all of substantially all of the Parent or to enter into any transactions or series of transactions wherein an unrelated party would acquire more than 15% of the issued and outstanding stock of Parent.


                                   ARTICLE XVI

16. MISCELLANEOUS

         16.1 PUBLICITY. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other party, unless otherwise required by applicable law.

         16.2 TAX REORGANIZATION. Parent, Subsidiary and Target acknowledge this Transaction is intended to qualify as a reorganization under Code section 368(a)(1)(A). No Party hereto shall take any action contrary to that intent.

         16.3 CAPTIONS. Captions and headings in this Merger Agreement are for convenience only and shall not be considered in interpreting any provisions.

         16.4 INTEGRATION. This Merger Agreement embodies the entire agreement and understanding which exists between the signatories hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and undertakings. No supplement, modification, or amendment of this Merger Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Merger Agreement shall be deemed, or shall constitute, a waiver of any other provisions whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         16.5 COUNTERPARTS. This Merger Agreement may be executed in counterparts and all counterparts so executed shall constitute one Agreement binding on all the parties hereto. It shall not be necessary for each party to execute the same counterpart hereof.

         16.6 GENDER/TENSE. Whenever required by the context hereof, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and the masculine, feminine and neuter genders shall each be deemed to include the other.

         16.7 THIRD PARTIES. Nothing in this Merger Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Merger Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Merger Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Merger Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Merger Agreement.

         16.8 ASSIGNMENT. This Merger Agreement shall be binding on, and it shall inure to the benefit of the parties to it and their respective successors; provided, however, no party may assign any of its rights under this agreement.

         16.9 NOTICES. All notices, requests, demands, and other communications under this Merger Agreement shall be in writing and shall be deemed to have been duly given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Parent and Subsidiary at:

         Pan Western Energy Corporation
         Attn: Sid L. Anderson
         1850 South Boulder Ave.
         Suite 300
         Tulsa, OK  74119
         Fax: 918-583-0601
         Email: sidlamar@aol.com

   With a copy to:

         Pray, Walker, Jackman, Williamson & Marlar
         900 ONEOK Building
         100 West 5th Street
         Tulsa, OK   74103
         Attn: Bland Williamson
         Fax: 918-581-5591
         Email: wbw@praywalker.com

To Target at:

         IntelliReady, Inc.
         1390 South Potomac, Suite 136
         Aurora, CO   80012
         Fax: 303-755-2469
         Email: tomwiens@wiensranch.com

   With a copy to:

         David A. Groom
         IntelliReady, Inc.
         1390 South Potomac, Suite 136
         Aurora, CO   80012
         Fax: 303-755-2469
         Email: davidgroom@wiensranch.com

Any Party may change its address for purposes of this Section by giving the other Parties written notice of the new address in the manner set forth above.

         17.10 GOVERNING LAW. This Merger Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Colorado.

         17.11 ATTORNEY'S FEES. If either party to this Merger Agreement shall bring any action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall, in addition to any liquidated damages, be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         17.12 SEVERABILITY. Any portion or provision of the Merger Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

         17.13 SCHEDULES AND EXHIBITS. All schedules, exhibits, appendices and documents referred to in or attached to this Merger Agreement are integral parts of this Merger Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation to which they are explicitly referenced. The parties acknowledge that certain of the schedules and exhibits hereto have not been completed as of the date hereof and shall be completed and attached hereto at or prior to Closing.

         17.14 CONSTRUCTION. The parties hereto acknowledge and agree that (a) each party hereto is of equal bargaining strength, (b) each party has actively participated in the drafting, preparation and negotiation of this Merger Agreement, (c) each party has consulted with such party's own, independent legal counsel, and such other professional advisors as such party has deemed appropriate, relative to any and all matters contemplated under this Merger Agreement, (d) each party and such party's legal counsel and advisors have reviewed this Merger Agreement, (e) each party has agreed to enter into this Merger Agreement following such review and their rendering of such advice, and
(f) any rule of
construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Merger Agreement, or any portions hereof, or any amendments hereto.

         IN WITNESS WHEREOF, each of the Parties have caused this Merger Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.


         PAN WESTERN ENERGY CORPORATION



         By:
            ---------------------------------------
             Sid L. Anderson, Chairman and CEO





         INTELLIREADY, INC.



         By:
            ---------------------------------------
            Thomas J. Wiens, Chairman and Acting CEO